USPB UPDATE
Volume 20, Issue 5	www.uspremiumbeef.com	September 21, 2016

Record high quality grading

Delivery Year 2016
Cattle Summary

By Brian Bertelsen, VP Field Operations

U.S. Premium Beef wrapped up its nineteenth delivery year on August 27, 2016 (DY 2016). During the year, USPB unitholders and associates delivered cattle against 100% of our unitholder-owned delivery rights.

The table to the right summarizes carcass grid performance of all USPB cattle harvested during the previous three delivery years. For the third consecutive year, USPB carcasses set new records for quality grading. The percentage grading Choice and Prime was record high, up nearly five percentage points from the previous year. The percentage of Certified Angus Beef was also record high.

Industry wide, quality grading was also record high during company history. USPB cattle increased their advantage over the industry and were nearly eleven percentage points higher in Choice and Prime during the delivery year. This was a record high level of superiority relative to industry average.

Figure 1 shows the Choice and Prime percentage of USPB carcasses, as well as all carcasses graded by USDA nationwide and all graded in packing plants in the state of Kansas, for the past sixteen years and for the current year-to-date, on a calendar year basis.

You can see the significant improvement in Quality grade across all cattle in the U.S. beef industry. It is also interesting to note that, on average, all carcasses graded in Kansas packing plants are now above average for the entire industry.

Choice/Select spreads were a little above average. Together with record high Quality grading of the USPB cattle, this resulted in the second highest Quality grade premium per head on the USPB grid.

Carcass weights and live weights were both record high during DY 2016. This was mainly driven by record high placement weights coupled with the third highest days on feed. As a result, apparent total feedyard gain was record high. On

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USPB DELIVERY YEAR PERFORMANCE-KS PLANTS
	DY 2014	DY 2015	DY 2016
In Weight	745	748	761
Days Fed	151	158	160
Live Weight	1293	1307	1338
Carcass Weight	827	840	860
Yield %	64.00	64.23	64.27
Yield Difference %	0.78	0.63	0.63
Prime %	2.76	3.81	4.56
Choice & Prime %	75.88	80.96	85.79
CAB %	26.38	26.20	27.58
Yield Grade 1%	6.24	8.02	8.96
Yield Grade 2%	30.87	34.47	34.12
Yield Grade 3%	45.08	42.66	41.10
Yield Grade 4%	16.07	13.42	14.02
Yield Grade 5%	1.73	1.41	1.80
Average Yield Grade	2.76	2.66	2.66
Lightweight %	0.32	0.30	0.23
Heavyweight %	1.19	2.04	3.71
Quality Grade $/head	$29.59	$26.60	$30.57
Yield Benefit $/head	$25.66	$24.28	$20.94
Yield Grade $/head	-$6.57	-$1.21	-$1.62
Outweights $/head	-$2.00	-$3.19	-$5.70
Subtotal Prem. $/head	$46.68	$46.48	$44.19
Natural $/head	$3.62	$4.64	$3.23
Overall Premium/head	$50.30	$51.12	$47.42
Top 75% Prem./head	$63.43	$65.21	$61.41
Top 50% Prem./head	$74.62	$77.98	$73.04
Top 25% Prem./head	$90.18	$97.49	$90.36
CH/SE Spread $/cwt	$9.10	$8.75	$9.80
% Steer Lots	35.59	38.74	42.12

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Delivery Year 2016 Cattle Summary ...	continued from page 1

average, USPB cattle gained 577 total pounds according to live weight and available in-weight data, although USPB does not collect closeout records from feedlots. This was eighteen pounds greater than the old record set the previous year.

Even though cattle were fed longer, apparent average daily gain was the second highest on record. Additionally, the concentration of steers was higher which also contributed to the heavier weights. As a result, heavyweight percentage and out-weight discount were both record large.

Subtotal, or grid only, premium and Total overall premium were both the fifth highest in company history. Please call me at 866-877-2525 if you have any questions, or if you would like to discuss your carcass grid results.♦

Qualified Seedstock Suppliers Schedule Fall Sales
Gardiner Angus Ranch Bull and Female Sale	9/26
Fink Beef Genetics Bull Sale	10/26
Downey Ranch, Inc. Bull and Female Sale	11/4
Kniebel Farms & Cattle, Inc. Bull and Female Sale	11/4
Dalebanks Angus Bull Sale	11/19
Marshall & Fenner Female Sale	12/2

In addition, many of USPB’s QSS members have private treaty sales during the fall.♦

Did You Know

✔Delivery Year 2017 started August 29. If you have delivery rights you do not plan on using in delivery year 2017 and would like USPB to help you get them leased to other producers, please call our office at 866-877-2525.♦

Proposed USDA Maturity
Change

By Brian Bertelsen, VP Field Operations

The USDA quality grading system is intended to identify differences in palatability of cooked beef through the evaluation of marbling and physiological maturity.

This maturity has been measured by skeletal ossification, or changing of cartilage to bone within the backbone and lean color. This is physiological age, which is related to true chronological age, but with a margin of error.

Since 2001, after BSE, dentition has been used to evaluate physiological age and to eliminate nervous tissue from animals Over 30 Months (OTM) and to exclude OTM carcasses from export programs. However, this maturity measurement was not part of the quality grading system.

Currently, there is a proposal to include dentition and documentation of actual age under a USDA verified program, as additional options for determining maturity. This means that if a carcass is not OTM but has advanced skeletal maturity, it would not be discounted as a Hard Bone. Unfortunately, within USPB, that would only apply to about 0.5% of all cattle. Some estimates for the entire industry are about 1% of all fed cattle.

If an animal is OTM, it will continue to be discounted because discounts for OTM refer to export programs, which would not be affected by this grading change.

Age is still related to quality. However, research has shown that carcasses UNDER 30 months as measured by dentition, that differed in bone maturity, had no significant differences in palatability and tenderness. Therefore, this is the driving force behind the proposed change. For information, call 866-877-2525 or visit www.uspremiumbeef.com.♦